Exhibit 10.8

Second Amendment to Lease Agreement

This Second Amendment to Lease Agreement (the “Amendment”) is made and entered into as of December 19, 2012, by and between LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Landlord”), and CAFEPRESS, INC., a Delaware corporation (“Tenant”), with reference to the following facts

Recitals

A. Landlord and Tenant (formerly known as CafePress.com, Inc.) have entered into that certain Office Lease dated as of October 23, 2007 (the “Lease”), and that certain Commencement Date Agreement dated as of February 8, 2008 (hereinafter, collectively the “Lease”) for the leasing of certain premises consisting of approximately 41,929 rentable square feet located at 1850 Gateway Drive, Suites 200 and 300, San Mateo, California (the “Premises”) as such Premises are more fully described in the Lease.

B. Landlord and Tenant now desire to amend the Lease to (i) extend the Lease Term, (ii) reduce the size of the Premises by approximately 20,488 square feet (the “Reduction Premises”), which Reduction Premises are shown on Exhibit A attached hereto and incorporated herein by this reference, and (iii) otherwise modify the Lease, all upon the terms and conditions hereafter set forth in this Amendment.

C. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Reduction Premises. Subject to the Temporary Space provision in Section 5 of this Amendment, Landlord and Tenant hereby acknowledge and agree that the Lease with respect to the Reduction Premises shall terminate and be of no further force and effect as of 11:59 p.m. on January 31, 2013 (the “RP Termination Date”). Effective as of the RP Termination Date, the definition of the “Premises” shall be modified so that the Reduction Premises shall no longer be included within such definition and from and after the RP Termination Date the Premises shall consist of approximately 21,441 square feet of rentable area located in Suite 300. Notwithstanding such termination of the Lease with respect to the Reduction Premises or surrender of the Reduction Premises pursuant to Section 2 below, any and all obligations of Tenant under the Lease, as amended hereby, with respect to the Reduction Premises which are required or intended to survive any termination or surrender thereof under the terms of the Lease shall continue to survive such termination and surrender.

2. Surrender of the Reduction Premises. On or prior to the RP Termination Date, Tenant shall vacate and surrender to Landlord exclusive possession of the Reduction Premises in good order, repair and condition in accordance with all of the provisions of the Lease relating thereto, including, without limitation, in the condition required under Article 15 of the Lease. In the event Tenant fails to vacate and surrender exclusive possession of the Reduction Premises to Landlord on or prior to the RP Termination Date (except to the extent Tenant is permitted to continue to occupy the Reduction Premises in accordance with Section 5 below) in such condition, the holdover provisions of Article 16 of the Lease shall apply.

3. Lease Term. The Lease Term, which is currently scheduled to expire on March 31, 2013 (the “Original Expiration Date”), shall be extended until March 31, 2018 (the “Revised Expiration Date”). The sixty (60) month period from and after the Original Expiration Date through the Revised Expiration Date shall hereinafter be referred to as the “Extended Term”.

4. Condition of the Premises. Tenant shall continue to occupy the Premises in its then existing condition and state of repair, “AS IS”, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises except as otherwise set forth in Exhibit B attached hereto. The Tenant Improvements (defined in Exhibit B) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit B attached hereto and not any other tenant work letter attached to the Lease. Tenant acknowledges and agrees that the Tenant Improvements shall be described in an Exhibit B to be attached hereto and shall be installed and constructed by Landlord in the Premises during the period of Tenant’s occupancy of the Premises; however the completion of such Tenant Improvements therein shall not affect Tenant’s obligation to pay Rent and to perform all of Tenant’s covenants and obligations under the Lease. Tenant hereby expressly (i) agrees that Tenant shall have no right or claim to any abatement, offset or other deduction of the amount of Rent payable by Tenant for the Premises due to the installation and construction of any of the Tenant Improvements (provided, however, this provision shall not affect Tenant’s rent abatement right provided in Section 7 below), (ii) grants Landlord access to any and all of the Premises to perform the Tenant Improvements, (iii) waives any rights or claims Tenant may have at law or in equity with respect to any interference with Tenant’s conduct of its operations in and about the Premises during the pendency of the work associated with the Tenant Improvements, (iv) agrees to not interfere, and to not allow any of Tenant’s agents, employees and representatives to interfere, with Landlord and its contractors, representatives and consultants in the performance of the work associated with the completion of the Tenant Improvements, and (v) agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or Landlord’s agents or representatives in performing any of the aforementioned work and any additional work related thereto.

5. Temporary Space. In the event Tenant fails to substantially complete construction of the Tenant Improvements in the Premises on or before February 1, 2013, then, pursuant to the terms of this Section 5, Tenant shall have the right, at Tenant’s option, to continue occupying, on a temporary basis during the Temporary Space Term (as defined below), that certain space in the Building known as Suite 200 containing approximately 20,502 total rentable square feet, and depicted on Exhibit A attached hereto (the “Temporary Space”). In the event that Tenant desires to exercise such right to continue occupying the Temporary Space, Tenant shall deliver written notice thereof (which notice may, notwithstanding the terms of the Lease, be sent via electronic mail to the Building’s Property Manager and Landlord’s Regional Vice President to email addresses they have previously provided so long as confirmations of receipt of such emails are given to Landlord and also so long as written notice is also sent to Landlord as required under the Lease) to Landlord no later than ten (10) days prior to the RP Termination Date, in which event, Tenant may continue to lease Suite 200 for a term (the “Temporary Space Term”) commencing on February 1, 2013 and expiring on March 31, 2013 and subject to all of the provisions of the Lease, except as otherwise expressly provided in this Section 5. Tenant shall pay Base Rent for the Temporary Space during the Temporary Space Term at a rate of $1.10 per square foot. Tenant shall accept such space in its then existing condition and state of repair, “AS IS”, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Temporary Space. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Temporary Space have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein. Tenant agrees that its occupancy of the Temporary Space shall be subject to all of the terms, covenants and conditions as set forth in the Lease and applicable to the Premises, including, without limitation, the restoration obligations upon surrender of the Temporary Space at the end of the Temporary Space Term. If Tenant shall fail to vacate and surrender the Temporary Space in accordance with the provisions of Section 2 above at the end of the Temporary Space Term, the provisions of Article 16 of the Lease shall apply.

6. Remeasurement; Tenant’s Share. Landlord and Tenant acknowledge and agree that Landlord has re-measured the Premises, Building and Project and, effective as of the date hereof, the parties conclusively deem Suite 200 to be 20,502 rentable square feet, Suite 300 to be 21,441 rentable square feet and the Building to be 142,911 rentable square feet. Accordingly, effective from and after the RP Termination Date (but subject to Tenant’s continued payment of Tenant’s Share of Additional Rent in connection with the Temporary Space, as provided above), Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for the Premises as set forth in Section 9.4 of the Summary shall be decreased to 15%.

7. Base Rent. Effective from and after the RP Termination Date, the Summary and Article 3 of the Lease are hereby modified to provide that the monthly Base Rent payable by Tenant to Landlord with respect to the Premises (in addition to any amounts payable with respect to the Temporary Space as provided above) shall be as set forth in the following schedule:

Period	Monthly Installment of Base Rent		Monthly Rental Rate per Rentable Square Foot
2/1/13 - 1/31/14	$66,467.10	*	$3.10
2/1/14 - 1/31/15	$68,611.20		$3.20
2/1/15 - 1/31/16	$70,755.30		$3.30
2/1/16 - 1/31/17	$72,899.40		$3.40
2/1/17 - 3/31/18	$75,043.50		$3.50

*

Tenant shall not be obligated to pay monthly Base Rent for the third (3rd) through fourth (4th) months of the Extended Term so long as Tenant is not in default under the Lease, as more particularly described in the immediately following sentence. If, at any time, Tenant is in default of any term, condition or provision of the Lease beyond applicable notice and grace periods, to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay monthly Base Rent during any period of time from and after the date of this Amendment shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.

8. Base Year. Effective as of the commencement of the Extended Term, Sections 9.1 through 9.3 of the Summary shall be modified to provide that the Base Year shall be calendar year 2013.

9. Rules and Regulations. Effective as of the Amendment Date, the Rules and Regulations attached to the Lease as Exhibit D are deleted in their entirety and the Rules and Regulations attached as Exhibit D to this Amendment are inserted in lieu thereof.

10. Option to Extend. The parties hereby acknowledge and agree that Landlord has agreed to extend the Term of the Lease in lieu of Tenant exercising its Option pursuant to Addendum 1 of the Lease. Therefore, Tenant acknowledges and agrees that Addendum 1 of the Lease is hereby deleted and the Option contained therein is null and void and of no further force or effect. Notwithstanding the foregoing, effective as of the Amendment Date, the following new Extension Option shall be incorporated into the Lease as Article 25 and made a part thereof:

“25. Extension Option:

a. Subject to the provisions, limitations and conditions set forth in this Article 25, Tenant shall have one (1) option (the “Extension Option”) to extend the Lease Term for five (5) years (the “Extension Term”).

b. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Extension Option (the “Extension Option Notice”). If Landlord does not receive the Extension Option Notice from Tenant on a date which is no earlier than twelve (12) months and no less than ten (10) months prior to the expiration of the Lease Term, all rights under this Extension Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Extension Option, subject to the provisions, limitations and conditions set forth in this Article 25, the Lease Term shall be extended for the Extension Term.

c. The initial Base Rent for the Extension Term shall be equal to the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Extension Term shall mean the Base Rent for first class office use for comparable space at which non-equity tenants, as of the commencement of the lease term for the Extension Term, will be leasing non-sublease, non-equity unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable first-class buildings in the San Mateo/Foster City market area, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extension Term.

If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Extended Term within ten (10) days of receipt by Landlord of the Option Notice, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Extended Term. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Extended Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Extended Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.

In no event shall the monthly Base Rent for any period of the Extension Term as determined pursuant to this Article 25, be less than the highest monthly Base Rent charged during the initial term of the Lease. Upon determination of the initial monthly Base Rent for the Extension Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such amendment shall set forth, among other things, the initial monthly Base Rent for the Extension Term and the actual commencement date and expiration date of the Extension Term. Tenant shall have no other right to extend the Lease Term under this Article 25 unless Landlord and Tenant otherwise agree in writing.

d. If Tenant timely and properly exercises this Extension Option, in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “AS-IS” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises; and (2) Tenant hereby agrees that it will be solely responsible for any and all brokerage commissions and finder’s fees payable to any broker now or hereafter procured or hired by Tenant or who otherwise claims a commission based on any act or statement of Tenant (“Tenant’s Broker”) in connection with the Extension Option (provided, Landlord shall be responsible for any commission due to Tenant’s Broker in connection with the Extended Term pursuant to a separate agreement and any broker fees payable in connection with brokers determination of the Fair Market Rental Rate shall be payable by the parties as provided in subsection (c) above). Tenant hereby further agrees that Landlord shall in no event or circumstance be responsible for the payment of any such commissions and fees to Tenant’s Broker, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.

e. This Extension Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease (except in connection with a Permitted Transfer). At Landlord’s option, all rights of Tenant under this Extension Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default beyond any applicable cure period at any time during the Lease Term, or is in default beyond any applicable cure period of any provision of the Lease on the date Landlord receives the Extension Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease (except in connection with a Permitted Transfer) or Tenant has subleased all or part of the Premises in a transfer; and/or (3) Tenant’s tangible net worth is worse at the time Tenant delivers an Extension Option Notice or at the commencement of the Extension Term than Tenant’s tangible net worth on the Amendment Date; and/or (4) Tenant has failed to exercise properly this Extension Option in a timely manner in strict accordance with the provisions of this Article 25; and/or (5) Tenant no longer has possession of the entire Premises pursuant to the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

f. Time is of the essence with respect to each and every time period described in this Article 25.

11. Tenant’s Early Termination Option.

11.1 Tenant shall have a one-time option (the “Termination Option”) to terminate the Lease, effective as of January 31, 2016 (the “Early Termination Date”). The Termination Option is granted subject to the following terms and conditions:

(i) Tenant delivers to Landlord written notice of Tenant’s election to exercise the Termination Option (‘Termination Notice”), which notice is given not later than April 30, 2015 (i.e., nine (9) full calendar months prior to the Early Termination Date); and

(ii) Tenant is not then in default under the Lease beyond any applicable cure periods either on the date that Tenant exercises the Termination Option, or unless waived in writing by Landlord, on the Early Termination Date; and

(iii) Tenant pays to Landlord a cash (or otherwise immediately available funds) lease termination fee (the “Early Termination Fee”) equal to the aggregate of (a) any unamortized costs for the construction of the Tenant Improvements and any unamortized brokerage or leasing commissions incurred in connection with this Amendment (including interest on such costs at the rate of four percent (4%) per annum), and (b) three (3) full months of Base Rent, which for purposes of calculating the Early Termination Fee shall be the Base Rent otherwise payable by Tenant for the three month period following the Early Termination Date.

11.2 If Tenant timely and properly exercises the Termination Option, (i) all Rent payable under the Lease shall be paid through and apportioned as of the Early Termination Date (in addition to payment by Tenant of the Early Termination Fee); (ii) neither party shall have any rights, estates, liabilities, or obligations under the Lease for the period accruing after the Early Termination Date, except those which, by the provisions of the Lease, expressly survive the expiration or termination of the Term of the Lease; and (iii) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Early Termination Date in the condition required under the Lease (as amended hereby) for surrender of the Premises. It is the parties’ intention that nothing contained herein shall impair, diminish or otherwise prevent Landlord from recovering from Tenant such additional sums as may be reasonably necessary for payment of Tenant’s Share of Additional Rent for the period of the Lease Term prior to the Early Termination Date and any other sums due and payable under the Lease to the extent such expenses and sums have accrued prior to the Early Termination Date, including without limitation, any sums required to repair any damage to the Premises and/or restore the Premises to the condition required under the provisions of the Lease.

11.3 The Termination Option shall automatically terminate and become null and void upon the earlier to occur of (i) the breach or default by Tenant of any of the terms of the Lease beyond any applicable cure periods at any time on or before the Termination Date; or (ii) the failure of Tenant to timely or properly exercise the Termination Option as contemplated herein. This Termination Option may only be assigned as part of the Lease, but subject to the provisions of Article 14 of the Lease. Time is of the essence with regard to each of the terms and provisions of this Section 11.

12. Right of First Refusal. Effective as of the Amendment Date, Tenant shall have a one-time right of first refusal to lease certain space in the Building known as Suites 150 and 200 pursuant to the provisions of Addendum 1 attached hereto and incorporated herein by this reference. Landlord and Tenant have agreed to the right of first refusal in lieu of any rights of first offer to expand the Premises previously granted to Tenant; accordingly the ROFO Addendum attached to the Lease is hereby deleted in its entirety and of no further force or effect.

13. Security Deposit. As of the RP Termination Date, the Summary and Article 20 of the Lease shall be modified to provide that the Security Deposit required pursuant to the Lease shall be reduced from One Hundred Sixty Thousand Seven Hundred Twenty-Five and 84/100 Dollars ($160,725.84) (the “Original Security Deposit”) to One Hundred Thousand Dollars ($100,000.00) (the “Reduced Security Deposit”). From and after the RP Termination Date, the term “Security Deposit” shall mean and refer to the Reduced Security Deposit. The Reduced Security Deposit shall be subject to, and the use and application thereof governed by, Article 20 of the Lease. Landlord shall refund the difference between the Original Security Deposit and the Reduced Security Deposit, in an amount equal to $60,725.84, to Tenant within thirty (30) days of the mutual execution and delivery of this Amendment.

14. After Hours HVAC. Effective as of the Amendment Date, Section 6.2 of the Lease is hereby amended by adding the following to the end of such section: “After hours heating and air-conditioning is available to the Premises at the current cost of $105.00 per hour, with a two (2) hour minimum. All amounts due for after hours HVAC usage shall be deemed Additional Rent. The rate for after-hours heating and air-conditioning to the Premises is subject to change based upon changes in Landlord’s actual cost to provide such services.”

15. Transfer Premium. Effective as of the Amendment Date, Section 14.3 of the Lease is hereby amended by deleting the words “seventy-five percent (75%)” and inserting in lieu thereof the words “fifty percent (50%)”.

16. Representations of Tenant. Tenant hereby represents and warrants to Landlord the following: (i) other than the previously approved Subtenant no other person, firm or entity has any right, title or interest in the Lease; (ii) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate its lease of the Reduction Premises without the consent of any person, firm or entity; (iii) this Amendment is legal, valid and binding upon Tenant and Landlord, enforceable in accordance with its terms; (iv) Tenant has not done any of the following: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing to its inability to pay its debts as they become due; or (f) made an offer of settlement, extension or composition to its creditors generally. In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Amendment and ending on the date which is ninety-one (91) days thereafter; and (v), to Tenant’s knowledge, (a) there no uncured defaults on the part of Landlord, and (b) Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord. Tenant further represents and warrants to Landlord that as of the date hereof there are no mechanic’s liens or other liens encumbering all or any portion of the Reduction Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 16 shall survive the termination of Tenant’s lease of the Reduction Premises and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

17. Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Jones Lang LaSalle (“Broker”) whose commission shall be payable by Landlord. If Tenant has dealt with any person, real estate broker or agent other than Broker with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys’ fees and costs.

18. Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of the Lease, as amended hereby, are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other lease arrangements and/or and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents (including real estate brokers) and attorneys, shall not disclose the terms and conditions of the Lease, as amended, to any public information source or to any other tenant or apparent prospective tenant of the Building or other portion of the Property, or to any real estate broker or agent, either directly or indirectly, without the prior written consent of Landlord unless such disclosure is required by law. For avoidance of doubt, Landlord acknowledges that Tenant is a publicly-traded company subject to the rules and regulations of the Securities Exchange Commission and has filed its Lease in connection with its annual filing requirements. In the event Tenant breaches its obligations under this Section 18 to keep the terms of this Amendment confidential, Landlord shall have the right to terminate the Lease, as amended hereby, and to recover from Tenant the costs incurred by Landlord in entering into this Amendment, and may also exercise such other remedies as may be available at law or in equity by reason of such breach by Tenant.

19. Effect of Amendment. Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

20. Definitions. Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

21. Authority. Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

22. Incorporation. The terms and provisions of the Lease are hereby incorporated in this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

“Landlord”:

LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership,
as Manager and Agent for Owner

	By:	LEGACY PARTNERS COMMERCIAL, INC.,
General Partner

		By:	/s/ Debra Smith
Debra Smith
		Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

“Tenant”:

CAFEPRESS, INC.,
a Delaware corporation

By:	/s/ Bob Marino
Name: Bob Marino
Its: CEO

By:	/s/ Kirsten Mellor
Name: Kirsten Mellor
Its: General Counsel & Secretary

*	If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice president and the chief financial officer, secretary, assistant treasurer or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Exhibit A

Depiction of Reduction Premises

Exhibit A, Page 1

Exhibit B

Tenant Work Letter

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease, as defined in the Amendment to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

AS-IS CONDITION

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “AS-IS” condition existing as of the date of the Lease and the Amendment Date. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $15 per rentable square foot of the Premises (i.e., up to $321,615 based on 21,441 rentable square feet of the Premises), for the costs relating to the design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”) and, if applicable, the Furnishings Credit (as determined below). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1 payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4 the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws;

2.2.6 sales and use taxes and Title 24 fees;

2.2.7 all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements; and

2.2.8 provided the Tenant Improvement Allowance is not used in its entirety pursuant to the foregoing Tenant Improvement Allowance Items, then Tenant shall have the right to reimbursement of up to Thirty-Two Thousand One Hundred Sixty-One and 50/00 Dollars ($32,161.50) (the “Furnishings Credit”) for Tenant’s furniture, fixtures and equipment.

2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. The Specifications for the Building are attached hereto as Schedule 1.

Exhibit B, Page 2

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Within three (3) days of the full execution and delivery of the Lease by Landlord and Tenant, Tenant shall meet with Landlord’s Architect and provide Landlord’s Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the “Information”). Landlord and Architect shall, based on such Information (subject to changes reasonably required by Landlord), prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within five (5) business days after Landlord delivers the Final Space Plan or such revisions to Tenant. Tenant’s failure to disapprove the Final Space Plan or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval) within said five (5) business day period and Tenant’s continued failure to disapprove the Final Working Drawings within two (2) business days after receipt of a second written notice shall be deemed to constitute Tenant’s approval of the Final Space Plan or such revisions.

3.3 Final Working Drawings. Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within three (3) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant. Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval) within said five (5) business day period and Tenant’s continued failure to disapprove the Final Working Drawings within two (2) business days after receipt of a second written notice shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would result in an Over-Allowance Cap (as defined below).

3.5 Time Deadlines. Tenant shall use its best efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor, under the supervision of and selected by Landlord, shall construct the Tenant Improvements (the “Contractor).”

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

Exhibit B, Page 3

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On or before January 1, 2013, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the date Tenant remits to Landlord the Over-Allowance Amount). In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2 Intentionally Deleted.

4.3.3 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Edie Dykstra as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Alexandra Arsenlis as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period and such failure continues for two (2) business days after the receipt of a second written notice, then, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 19.1 of the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Revised Expiration Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

Exhibit B, Page 4

Exhibit D

Rules And Regulations

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Project.

1. Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security system within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks at the Project, Tenant shall be obligated to restore all such locks and key systems to be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

6. Landlord shall have the right to control and operate the public portions of the Building and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

8. The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord.

9. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

Exhibit D, Page 1

11. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

15. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

16. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except those assisting handicapped persons), birds, fish tanks, bicycles or other vehicles.

17. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

19. Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

20. Landlord reserves the right to exclude or expel from the Building and/or Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

22. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

23. Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition, free of debris. Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

24. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, including, without limitation, the use of window blinds to block solar heat load, and shall refrain from attempting to adjust any controls. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED [Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

Exhibit D, Page 2

25. Tenant shall store all its recyclables, trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

26. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied, or when the Premises’ entry is not manned by Tenant on a regular basis.

28. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

29. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

30. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Project. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building. Tenants shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered with the Building office and who have been approved by landlord for provision of such services in the Premises.

31. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

32. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

33. Tenant shall not take any action which would violate landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees, or agents.

34. No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project. No personal belongings may be left unattended in any Common Areas.

35. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

36. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

37. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Exhibit D, Page 3

PARKING RULES AND REGULATIONS

(i) Landlord reserves the right to establish and reasonably change the hours for the Parking Area, on a non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the Parking Area without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Area, or on the Property. The Parking Area may not be used by Tenant or its agents for overnight parking of vehicles. If it is necessary for Tenant or its employees to leave an automobile in the Parking Area overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii) Tenant (including Tenant’s agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the Parking Area.

(iii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iv) All directional signs and arrows must be observed.

(v) The speed limit shall be 5 miles per hour.

(vi) Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vii) Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking;

(b)	aisles;

(c)	where “no parking” signs are posted;

(d)	ramps; and

(e)	loading zones.

(viii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(ix) Parking managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x) Every parker is required to park and lock his/her own car.

(xi) Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the parking manager immediately.

(xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii) Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

(xiv) Neither Landlord nor any operator of the Parking Area within the Project, as the same are designated and modified by Landlord, in its sole discretion, from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in the Parking Area, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Area and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or operator for the Parking Area; (ii) Tenant uses the Parking Area at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord, any operator of the Parking Area and their respective agents harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Area by Tenant and its agents, whether brought by any of such persons or any other person.

(xv) Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used: (i) for any purpose other than parking as provided above; (ii) in any way or manner reasonably objectionable to Landlord; or (iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

(xvi) Tenant’s right to use the Parking Area will be in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Area. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

(xvii) If the Parking Area is damaged or destroyed, or if the use of the Parking Area is limited or prohibited by any governmental authority, or the use or operation of the Parking Area is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the Parking Area to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect. Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Area, or any equipment, fixtures, or signs used in connection with the Parking Area and any adjoining buildings or structures caused by Tenant or any of its agents.

Exhibit D, Page 4

(xviii) Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

(xix) Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Project. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit D, Page 5

Addendum 1

Right Of First Refusal

This Addendum 1 (“Addendum 1”) is incorporated as a part of that certain Office Lease dated October 23, 2007, as amended, by and between LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Landlord”), and CAFEPRESS, INC., a Delaware corporation (“Tenant”), for the Premises located at 1850 Gateway Drive, Suite 300, San Mateo, California 94404 (the “Premises”).

1. Right of First Refusal. Commencing on the date hereof and expiring on March 31, 2014, Tenant shall have a one-time right of first refusal (“First Refusal Right”) to lease those certain spaces in the Building known as Suite 150, containing approximately 4,012 rentable square feet of space, and Suite 200, containing approximately 20,502 rentable square feet of space, located on the first and second floors of the Building, respectively (individually a “First Refusal Space”, and collectively, the “First Refusal Spaces”), which may become available for lease as provided hereinbelow as determined by Landlord. For purposes hereof, any First Refusal Space shall become available for lease to Tenant upon receipt by Landlord of a bona fide proposal, a bona fide letter of intent or a bona fide request for proposal to lease all or any portion of the First Refusal Space which proposal, letter of intent or request for proposal is acceptable to Landlord (“Lease Proposal”). Notwithstanding anything herein to the contrary, Tenant’s First Refusal Right set forth herein shall be subject and subordinate to all expansion, first refusal and similar rights currently set forth in any lease which has been executed as of the date of execution of this Lease, as such leases may be modified, amended or extended (collectively, the “Superior Rights”).

2. Terms and Conditions. Landlord shall give Tenant written notice (the “First Refusal Notice”) that a First Refusal Space will or has become available for lease by Tenant as provided above (as such availability is determined by Landlord) pursuant to the terms of Tenant’s First Refusal Right, as set forth in this Addendum 1, provided that no holder of Superior Rights desires to lease all or any portion of such First Refusal Space. Any such Landlord’s First Refusal Notice delivered by Landlord in accordance with the provisions of Section 1 above shall set forth the terms upon which Landlord would lease a First Refusal Space to Tenant as set forth in the Lease Proposal. As of the commencement of a First Refusal Space term, Landlord shall deliver to Tenant possession of a First Refusal Space in its then existing condition and state of repair, “AS IS”, without any obligation of Landlord to remodel, improve or alter a First Refusal Space, to perform any other construction or work of improvement upon the First Refusal Space, or to provide Tenant with any construction or refurbishment allowance, except as otherwise set forth in the Lease Proposal. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of a First Refusal Space, Building, or Project have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein. Tenant further acknowledges that neither Landlord nor any of Landlord’s agents, representatives or employees have made any representations as to the suitability or fitness of a First Refusal Space for the conduct of Tenant’s business, or for any other purpose. Any exception to the foregoing provisions must be made by express written agreement signed by both parties.

3. Procedure for Acceptance. On or before the date which is three (3) business days after Tenant’s receipt of Landlord’s First Refusal Notice (the “Election Date”),Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall have the one-time right to elect either to: (i) lease an entire First Refusal Space described in the First Refusal Notice upon the terms set forth in the First Refusal Notice; or (ii) refuse to lease such First Refusal Space identified in the First Refusal Notice. If Tenant does not respond in writing to Landlord’s First Refusal Notice by the Election Date or wishes to modify the terms set forth in the First Refusal Notice, Tenant shall be deemed to have elected not to lease such First Refusal Space. If Tenant does not elect or is deemed to have elected not to lease either of the First Refusal Spaces, then Tenant’s First Refusal Right set forth in this Addendum 1 shall terminate and Landlord shall thereafter have the right to lease all or any portion of such First Refusal Spaces to anyone to whom Landlord desires on any terms Landlord desires, provided, however, following Tenant’s election (or deemed election) not to lease a First Refusal Space on the terms set forth in the First Refusal Notice, in the event that Landlord offers such First Refusal Space to another party on terms that have a net effective rate that are more than ten percent (10%) better than the net effective rate offered to Tenant in a First Refusal Notice, then Tenant shall again have a First Refusal Right with respect to such First Refusal Space and Landlord shall again be required to offer such space to Tenant in accordance with the terms of this Addendum 1. Furthermore, in the event that Tenant does not exercise (or otherwise waive) its First Refusal Right following receipt of a First Refusal Notice, and, thereafter, Landlord has not entered into a lease with the third party whose Lease Proposal terms were presented to Tenant within six (6) months after the date of the applicable First Refusal Notice, Tenant’s First Refusal Right shall again apply to the subject First Refusal Space.

4. Lease of First Refusal Space. If Tenant timely exercises this First Refusal Right as set forth herein, Tenant shall provide Landlord a non-refundable deposit, equivalent to the last three (3) month’s Base Rent and Operating Expenses for a First Refusal Space and the parties shall have fifteen (15) business days after Landlord receives Tenant’s Election Notice and deposit from Tenant in which to execute an amendment to the Lease adding such First Refusal Space to the Premises on all of the terms and conditions as applicable to the initial Premises, as modified to reflect the terms and conditions as set forth in Landlord’s First Refusal Notice. Upon full execution of an amendment for a First Refusal Space, the non-refundable deposit shall be credited toward the security deposit for such First Refusal Space, as agreed between the parties. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its First Refusal Right provided herein, if at all, with respect to all of the space refused by Landlord to Tenant in Landlord’s First Refusal Notice at any particular time, and Tenant may not elect to lease only a portion thereof unless agreed to by Landlord in writing.

Addendum 1, Page 1

5. Limitations on, and Conditions to, First Refusal Right. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under this Lease, at law or in equity, the First Refusal Right hereinabove granted to Tenant shall not be deemed to be properly exercised if any of the following individual events occur or any combination thereof occur: (i) at any time Tenant is, or has been, in default of the performance of any of the covenants, conditions or agreements to be performed under this Lease; and/or (ii) on the scheduled commencement date for Tenant’s lease of a First Refusal Space, Tenant is in default under this Lease; and/or (iii) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased more than twenty five percent (25%) of the rentable area of the Premises; and/or (iv) Tenant’s financial condition is unacceptable to Landlord at the time Tenant’s Election Notice is delivered to Landlord; and/or (v) Tenant has failed to exercise properly this First Refusal Right in a timely manner in strict accordance with the provisions of this Addendum 1; and/or (vi) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease. Tenant’s First Refusal Right to lease a First Refusal Space is personal to the original Tenant executing this Lease, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the original Tenant, and shall only be available to and exercisable by the Tenant when the original Tenant is in actual and physical possession of the entire Premises.

Addendum 1, Page 2